UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 25, 2022

EVELO BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38473	47-5594527
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

620 Memorial Drive

Cambridge, Massachusetts 02139

(Address of principal executive offices) (Zip Code)

(617) 577-0300

(Registrant’s telephone number, include area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	EVLO	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

On May 25, 2022, Evelo Biosciences, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with the purchasers named therein (collectively, the “Purchasers”). Pursuant to the Purchase Agreement, the Company agreed to issue and sell in a registered direct offering an aggregate of 54,246,358 shares of the Company’s common stock, par value $0.001 per share, at a purchase price of $1.46 per share pursuant to an effective shelf registration statement on Form S-3 (Registration No. 333-259005) and a related prospectus supplement filed with the Securities and Exchange Commission. The closing of the offering is expected to occur on or about May 27, 2022, subject to the satisfaction of customary closing conditions.

The Company expects to receive net proceeds from the offering of approximately $79.0 million, after deducting estimated offering expenses payable by the Company. The Company intends to use the net proceeds of the offering for the following purposes: (1) to continue the development of EDP1815 in a Phase 2 trial in atopic dermatitis; (2) to prepare to advance EDP1815 in registration trials in psoriasis and, upon receipt of positive Phase 2 data, atopic dermatitis; (3) to progress the Company’s first bacterial extracellular vesicle product candidate EDP2939 into the clinic; (4) for other research and development activities for additional product candidates, including advancing additional oral product candidates through preclinical development across therapeutics areas; and (5) the remainder, if any, for working capital and other general corporate purposes.

The Purchase Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Purchasers, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions.

The foregoing description of the Purchase Agreement is not complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Latham & Watkins LLP, counsel to the Company, has issued an opinion to the Company, dated May 25, 2022, regarding the validity of the shares of common stock to be issued and sold in the offering. A copy of the opinion is filed as Exhibit 5.1 to this Current Report on Form 8-K.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of any offer to buy the securities discussed herein, nor shall there be any offer, solicitation or sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Item 8.01	Other Events

In connection with the Purchase Agreement, the Company entered into a letter agreement, dated May 25, 2022, with Flagship Pioneering, Inc. (“Flagship”) to permit a designee of Flagship to, subject to certain customary exceptions, be present as an observer at meetings of the board of directors of the Company and committees thereof and to receive materials provided to directors at such meetings, for a term of up to 24 months. As a condition to such observer rights, such designee is required to enter into a mutually agreed non-disclosure agreement.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Description

1.1	Form of Securities Purchase Agreement, dated May 25, 2022, by and among the Company and the several Purchasers named therein.

5.1	Opinion of Latham & Watkins LLP.

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVELO BIOSCIENCES, INC.

Date: May 25, 2022	By:	/s/ Daniel S. Char
Daniel S. Char
General Counsel & Secretary